Exhibit 4.3

Execution Version

SECOND AMENDING AGREEMENT

THIS AGREEMENT dated as of October 18, 2011.

AMONG:

NOVA CHEMICALS CORPORATION, a corporation subsisting under the laws of the Province of New Brunswick (hereinafter referred to as the “Borrower”),

OF THE FIRST PART

- and -

THE FINANCIAL INSTITUTIONS AND OTHER PERSONS NAMED ON THE SIGNATURE PAGES HERETO, as Lenders

OF THE SECOND PART

- and -

THE TORONTO-DOMINION BANK, a Canadian chartered bank, as administrative agent of the Lenders (hereinafter referred to as the “Agent”),

OF THE THIRD PART

WHEREAS the parties hereto are parties to the Credit Agreement;

AND WHEREAS the parties hereto have agreed to amend and supplement certain provisions of the Credit Agreement as set out herein;

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.                                  INTERPRETATION

1.1                               In this Agreement, the following terms shall have the meanings set forth below (unless something in the subject matter or context is inconsistent therewith):

“Agreement” means this second amending agreement, as amended, modified, supplemented or restated from time to time.

“Credit Agreement” means the Restated Credit Agreement made as of November 17, 2009 among NOVA Chemicals Corporation, as borrower, The Toronto-Dominion Bank, as administrative agent, and the financial institutions and other persons named on the signature pages thereto as lenders, as amended by the First Amending Agreement dated as of October 28, 2010 and as further amended, supplemented, modified or restated from time to time.

“Effective Date” means the first date on which all of the conditions precedent set forth in Section 3 hereof have been satisfied (or waived by the Majority Lenders).

1.2                               Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.

1.3                               The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto.

1.4                               This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and federal laws of Canada applicable therein.

1.5                               This Agreement shall be effective on the Effective Date.

2.                                  AMENDMENTS

2.1                               The definition of “Applicable Pricing Margin” in Section 1.1 of the Credit Agreement is amended by deleting the pricing table therein and replacing same with the following new pricing table (and these pricing changes shall be applied to existing Outstandings in accordance with proviso (ii) in the definition of Applicable Pricing Margin):

Level	Senior Debt to Cash Flow Ratio	BA Stamping Fee / LIBOR Loan / LC Fee (in bps)	Prime Loans and USBR Loans (in bps)
1	< 1.0	250	150
2	>1.0 to < 2.0	275	175
3	>2.0 to <3.0	325	225

2.2                               The definitions of “Huntsman Preferred Stock” and “Huntsman Preferred Stock Obligations” in Section 1.1 of the Credit Agreement, including all cross references thereto, are deleted.

2.3                               The definition of “Renewal Date” in Section 1.1 of the Credit Agreement is amended by deleting “November 17” and replacing same with “December 17”.

2.4                               The definition of “Standby Fee Margin” in Section 1.1 of the Credit Agreement is amended by deleting the pricing table therein and replacing same with the following new pricing table:

Level	Senior Debt to Cash Flow Ratio	Standby Fee (in bps)
1	< 1.0	62.5
2	>1.0 to < 2.0	68.75
3	>2.0 to <3.0	81.25

2.5                               The definition of “Utilization Fee” in Section 1.1 of the Credit Agreement, including all cross references thereto and Section 3.7, are deleted.

2.6                               Section 2.3(a) of the Credit Agreement is amended in full to read as follows:

“The Borrower may, at its option, by delivering to the Agent an Extension Request, request the Lenders to extend the Maturity Date for an additional period of one, two, three or four years; provided that (i) this request cannot be made more than 90 days or less than 60 days before each Renewal Date and (ii) the new Maturity Date cannot extend for more than four years from the applicable Renewal Date.”

2.7                               Section 5.1(b) of the Credit Agreement is amended by deleting “U.S.$75,000,000” and replacing same with “U.S. $125,000,000”.

2.8                               Section 8.1(f)(iii) of the Credit Agreement is amended by deleting “three year” and replacing same with “four year”.

2.9                               Section 12.1(a) of the Credit Agreement is amended by adding the following new sentence at the end thereof:

“Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or other regulatory authorities, in each case pursuant to Basel III ((i) and (ii) being, the “New Rules”), shall in each case be deemed to be a change in applicable Law for the purposes of this Section 12.1, regardless of the date enacted, adopted or issued.”

2.10                        Each Lender acknowledges that the Maturity Date has been extended to December 17, 2015.

3.                                  CONDITIONS PRECEDENT TO EFFECTIVENESS

This Agreement will become effective upon the following conditions being met (or waived in writing by the Majority Lenders) including the receipt by the Agent, for and on behalf of the Majority Lenders, of the following documents and payments each in full force and effect, and in form and substance satisfactory to the Agent, acting reasonably:

(a)                                 a fully executed copy of this Agreement (including the Confirmation of Guarantees attached hereto); and

(b)                                 all amendment fees payable by the Borrower to the Lenders in respect of the amendments provided for herein.

4.                                  REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows on and as of the date hereof:

(a)                                 Subsistence.  The Borrower is validly subsisting under the laws of the Province of New Brunswick and has full corporate power and capacity to enter into and perform its obligations under this Agreement.

(b)                                 Authorization and Status of Agreement.  This Agreement has been duly authorized, executed and delivered by the Borrower and does not conflict with or contravene the constating documents or by-laws or any resolutions of the Borrower.

(c)                                  Enforceability.  This Agreement constitutes valid and binding obligations of the Borrower and is enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d)                                 No Default.  No Default or Event of Default has occurred and is continuing.

The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or Lenders’ Counsel.  Such representations and warranties shall survive until the Credit Agreement has been terminated.

5.                                  CONFIRMATION OF CREDIT AGREEMENT

The Credit Agreement and all covenants, terms and provisions thereof, except as expressly amended and supplemented by this Agreement, shall be and continue to be in full force and effect. The Credit Agreement as amended and supplemented by this

Agreement is hereby ratified and confirmed and shall from and after the date hereof continue in full force and effect as herein amended and supplemented.

6.                                  FURTHER ASSURANCES

The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.

7.                                  COUNTERPARTS

This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

BORROWER:

NOVA CHEMICALS CORPORATION

Per:	/s/ Randy Woelfel
Name: Randy Woelfel
Title: CEO

Per:	/s/ Todd Karran
Name: Todd Karran
Title: CFO

AGENT:

THE TORONTO-DOMINION BANK, as Agent

Per:	/s/ Feroz Haq
Name: Feroz Haq
Title: Vice President, Loan Syndications - Agency

Per:
Name:
Title:

LENDERS:

THE TORONTO-DOMINION BANK

Per:	/s/ Greg Hickaway
Name: Greg Hickaway
Title: Managing Director

Per:	/s/ Glen Cameron
Name: Glen Cameron
Title: Vice President

ROYAL BANK OF CANADA

Per:	/s/ Chris Cowan
Name: Chris Cowan
Title: Authorized Signatory

Per:
Name:
Title:

HSBC BANK CANADA

Per:	/s/ Vivek Varma
Name: Vivek Varma
Title: Director

Per:	/s/ Fabrizio Carrano
Name: Fabrizio Carrano
Title: VP

BARCLAYS BANK PLC

Per:	/s/ Michael Mozer
Name: Michael Mozer
Title: Vice President

Per:
Name:
Title:

EXPORT DEVELOPMENT CANADA

Per:	/s/ Richard Leong
Name: Richard Leong
Title: Asset Manager

Per:	/s/ Mathew Devine
Name: Mathew Devine
Title: Senior Asset Manager

2

THE BANK OF NOVA SCOTIA

Per:	/s/ John Frazell
Name: John Frazell
Title: Director

Per:
Name:
Title:

CANADIAN WESTERN BANK

Per:	/s/ Duncan Levy
Name: Duncan Levy
Title: Manager, Energy Lending

Per:	/s/ : D.R. (Doug) Crook
Name: D.R. (Doug) Crook
Title: Senior AVP & Manager, Energy Lending

3

Confirmation of Guarantees

For good and valuable consideration (the receipt and sufficiency of which is hereby conclusively acknowledged) each of the undersigned in its capacity as a guarantor pursuant to its Restricted Subsidiary Guarantee hereby: (a) consents and agrees to the terms of the above Second Amending Agreement; (b) acknowledges and confirms the representations and warranties applicable to it in the above Second Amending Agreement; and (c) acknowledges that its Restricted Subsidiary Guarantee remains in full force and effect in all respects notwithstanding the amendments contained in the above Second Amending Agreement and shall continue to exist and apply to all Loan Indebtedness and Secured Swap Obligations including, without limitation, the Loan Indebtedness of the Borrower under the Credit Agreement as amended by the above Second Amending Agreement.

This Confirmation is in addition to and shall not limit, derogate from or otherwise affect the provisions of the Security, as amended prior to the date hereof.

Capitalized terms used herein shall have the same meanings herein as are ascribed thereto in the above Second Amending Agreement.

NOVA CHEMICALS (CANADA) LTD.		NOVA PETROCHEMICALS LTD.

Per:	/s/ Todd Karran	Per:	/s/ Randy Woelfel
Name:	Todd Karran	Name:	Randy Woelfel
Title:	SVP & CFO	Title:	SVP & COO

Per:	/s/ Alan Pretter	Per:	/s/ Todd Karran
Name:	Alan Pretter	Name:	Todd Karran
Title:	Asst. Corp. Secretary	Title:	SVP & CFO

NOVA CHEMICALS INC.		NOVA CHEMICALS (INTERNATIONAL) S.A.

Per:	/s/ Randy Woelfel	Per:	/s/ Todd Karran
Name:	Randy Woelfel	Name:	Todd Karran
Title:	CEO	Title:	Director

Per:	/s/ Todd Karran
Name:	Todd Karran
Title:	SVP & CFO